Exhibit 10.1
IDEX CORPORATION
LAKE FOREST, ILLINOIS
REVISED AND RESTATED
IDEX MANAGEMENT INCENTIVE COMPENSATION PLAN
FOR KEY EMPLOYEES
EFFECTIVE JANUARY 1, 2011
1.	The purpose of this Plan is to provide incentive and reward to “key employees” who contribute to the profits of the enterprise through their invention, ability, industry, loyalty or exceptional service, by making them participants in that success. The primary objectives of the Plan are to:
–	Effectively incent desired organizational performance levels by focusing on a few quantitative and qualitative indicators that drive overall company performance.

–	Ensure accountability, support, and accomplishment of corporate-wide initiatives.

–	Provide leverage for support of multi-business unit activities to take advantage of synergies across units and within newly-formed groups.

–	Enhance the reward and retention of top performers.
As herein used, the word “key employees” shall be understood to include the Corporation’s officers, key executive office managerial employees, business unit presidents, and other executives employed in the business units and subsidiaries (operating units) of the Corporation generally reporting to an operating unit president, or other key managerial or professional employees engaged in capacities of special responsibility and trust in the development, conduct, or management of the operating unit who may from time to time in the manner herein set forth be deemed and determined by the Chief Executive Officer of the Corporation to be “key employees” for a particular award year.
2.	Full power and authority to construe, interpret and administer this Plan shall be vested in the Compensation Committee of the Board of Directors of the Corporation. However, the day-to-day administration of the Plan shall be the responsibility of the senior management of the Corporation, and the Compensation Committee of the Board of Directors shall rely on the senior management for recommendations for awards and interpretation, when necessary. Decisions of the Compensation Committee of the Board of Directors shall be final, conclusive, and binding upon all parties, including the Corporation, the stockholders, and the employees.

3.	An employee shall be eligible for consideration for extra compensation if he or she is an employee of the Corporation or a subsidiary as of October 1 of a fiscal year, remains an employee as of the last day of the fiscal year and is a current employee through the date of payout. No employee whose compensation, under a contract of employment or otherwise, is determined in whole or in part on a commission basis, and no person who is compensated on the basis of a fee or retainer, as distinguished from salary, shall be eligible for extra compensation for the period during which his or her compensation is so determined.

4.	Subject to the provisions of this Plan, the Compensation Committee of the Board of Directors shall have full discretion in making extra compensation awards.

5.	Extra compensation awards with respect to any fiscal year (the “award year”) shall be made as soon as feasible after the close of such fiscal year. Awards shall be made and the beneficiaries shall be notified thereof and paid therefore promptly, and in any event, between January 1 and March 15 of the year following the award year.

6.	This document describes the process that will be used to determine extra compensation awards for each Plan participant.

7.	The amount awarded to a “key employee” under the Plan shall be determined in accordance with the following Plan description.
A.	MICP PLAN FACTORS

The Plan will use the following factors to determine individual extra compensation payments:
–	The Plan participant’s Annual Base Salary as of January 1 of the respective MICP award year.

–	Individual Target Bonus Percentage, based on the position content of the participant’s current job.

–	Corporate and Business unit performance against Quantitative Performance Objectives, representing 65% of the Business Performance Factor.

–	Performance against up to five internally-assessed qualitative or quantitative measures, representing 35% of the Business Performance Factor.

–	An individual Personal Performance Multiplier, ranging from 0.00 to 1.30; the purpose of this individual multiplier is to identify and appropriately award top performers and below average performers.

–	The Compensation Committee may establish minimum standards for award payouts under the MICP.
B.	QUANTITATIVE PERFORMANCE OBJECTIVES

Corporate and business unit accomplishments will be measured against any one or more of the following Quantitative Performance Objectives representing 65% of the Business Performance Factor and can range from 0 to 130%, depending upon achievement against established criteria in total:
–	margin growth,

–	net earnings (either before or after interest, taxes, depreciation, amortization and non-recurring items),

–	economic value-added (as determined by the Compensation Committee),

–	sales or revenue, net income (either before or after taxes),

–	operating earnings,

–	cash flow (including, but not limited to, operating cash flow and free cash flow),

–	return on capital,

–	return on assets (net or gross),

–	return on stockholders’ equity,

–	stockholder returns,

–	return on sales,

–	gross or net profit margin,

–	productivity,

–	expense margins,

–	operating efficiency,

–	customer satisfaction,

–	working capital,

–	earnings per share (exclusive of restructuring charges),

–	price per share,

–	new product development, and

–	market share.
Target, Minimum, and Maximum performance objectives will normally be established for each Quantitative Performance Objective selected following the Board of Directors’ review of the IDEX business plan at the first Board meeting of the year and by March 31 each year. Objectives will usually be established on a business unit basis. In some instances where individual locations within business units operate on a more independent basis from the respective units, all or some objectives may be established on a location basis. In addition, objectives may be established on operating group and corporate-wide basis to determine accomplishments and bonus earned for group executives and executive office staff, respectively.

Objectives established will reflect unit business plans, economic and market conditions, and reasonable expectations of accomplishment. Bonus earned at target performance in each Quantitative Performance Objective will be individually weighted as a specified percent of the Business Performance Factor as set by the Compensation Committee each award year in its discretion.

For performance in between Minimum and Target and between Target and Maximum, the Compensation Committee will interpolate the appropriate bonus percentage earned. Results will be stated on a constant exchange rate assumption so that results of international locations will be included and considered on a currency neutral basis.

In the event an acquired company is added to a business unit during the year, appropriate adjustments will be made to the targets to reflect the acquisition. The decisions of Corporate management as to the amount of such adjustments shall be binding and final.

C.	QUALITATIVE/QUANTITATIVE OBJECTIVES

Accomplishments will also be measured against up to five objectives anchored by specific criteria at benchmark levels of performance. This component is weighted 35% of the Business Performance Factor and can range from 0% to 70%, depending on total achievement against established criteria. Selected objectives must have a business focus, not an individual development focus. They will be selected as areas of focus to a specific business unit for the fiscal year. They may not be duplicative of the quantitative performance objectives in section B.

The qualitative/quantitative measures may be selected from the list below or may be other measures as appropriate as key areas of focus for the fiscal year. Measures may include:
–	Global Expansion

–	Capital Management and Deployment

–	Commercial Excellence

–	Operational Excellence

–	New Product Development

–	Integration Effectiveness

–	Organizational Development

–	Customer Satisfaction
Each criterion will be evaluated on a scale as compared to the criteria definition on the Qualitative Factors worksheet and a total Business Performance Factor percentage computed.

D.	PERSONAL PERFORMANCE MULTIPLIER

A Personal Performance Multiplier will be determined each year for each MICP participant. The Personal Performance Multiplier and its distribution among MICP participants will be zero, or from 0.70 to 1.30 in increments of .05 as follows:

Personal Performance Multiplier	Distribution Among MICP Participants
1.30	Top 15% of participants
1.15	Next 10%
1.0	Middle 65%
0.70 or 0.00	Bottom 10%
The Personal Performance Multiplier determination will reflect individual performance in the participant’s job and unit during the award year, as well as active support of and contribution to the success of corporate initiatives and achieving inter-unit synergies. Business unit presidents will make recommendations for Personal Performance Multiplier ratings within their units. Recommendations for Personal Performance Multipliers for each business unit Plan participant will be submitted by the business unit president to the respective group executive by January 15 following the end of each award year.

Group executives will be responsible for managing the distribution of ratings according to the specified distribution above within the participants from their respective groups, subject to the final review by the Chief Executive Officer of the Corporation.

The Chief Executive Officer will be responsible for managing the distribution of ratings among all participants.

E.	TOTAL BONUS CALCULATION

The Total Bonus Calculation for each individual participant will be determined as follows:

THE SUM OF

Business Performance Factor percentages earned on each of the Quantitative Performance Objectives

PLUS

Business Performance Factor percentage earned on the Qualitative/Quantitative Performance Objectives

TIMES

Individual Target Bonus Percentage

TIMES

Personal Performance Modifier

TIMES

Annual Base Salary as of January 1 of award year

The maximum bonus opportunity can be achieved when all quantitative and qualitative objectives meet the maximum performance levels (200% of target) and the highest Personal Performance Multiplier of 1.30 is awarded.

Where a participant has had a salary increase during the year, the bonus will be prorated to reflect the change. However, any changes to base salary prior to April 2nd of the performance cycle will be considered the base salary for incentive calculation purposes. In addition, where a participant has moved into another position with a different Individual Target Bonus Percentage or transferred to a different business unit, the bonus calculation will be prorated to reflect the different Individual Target Bonus Percentages and the different unit objectives measurement respectively.

F.	SPECIAL ADJUSTMENTS

In unusual circumstances, awards to specific individuals or units may be adjusted positively or negatively to reflect performance, which significantly affected the operating results of the unit or company. Such adjustments will be recommended by the Chief Executive Officer of the

Corporation and approved by the Compensation Committee of the Board of Directors. However, these adjustments will be made infrequently and on the basis of unusual positive or negative performance.
8.	While the Plan provides that participants must be an employee at the end of the year in order to be eligible for payments under the Plan, exceptions will be made in the case of death, total and permanent disability, or retirement. Retirement means voluntary termination of service on or after accruing at least five Years of Service with the Corporation and attaining an age of at least 50, if the sum of your age and Years of Service is at least 70. “Years of Service” means the number of full years that you have been employed by or providing service to the Corporation or any of its subsidiaries. In such cases, the participant will receive an extra compensation payment for the prorated portion of the year (measured to the nearest full month) he or she was employed by the Corporation. The prorated payment will be based on actual quantitative performance through the end of the award year in which death, disability, or retirement occurs and a Personal Performance Multiplier of 1.00. The prorated extra compensation payment shall be paid along with bonus payments to other Plan participants following the end of the award year. A participant who leaves the employ of the Corporation prior to the end of the calendar year for any reason other than death, disability, or retirement, as specified above, shall not be entitled to any payment under this Plan.

9.	If a beneficiary dies, his or her unpaid extra compensation awards, if any, shall be paid and delivered in accordance with the terms specified in applicable beneficiary or trust arrangements, if any, to his or her legal representatives or to the persons entitled thereto as determined by a court of competent jurisdiction. Such unpaid extra compensation awards, if any, may be paid out as determined by the Corporation in its discretion subject to the approval of the Compensation Committee of the Board of Directors.

10.	Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, IDEX and the Board of Directors reserve the right to recover (“clawback”) from current and/or former key employees any wrongfully earned performance-based compensation, upon the determination by the Compensation Committee of the following:
–	There is a restatement of Company financials, due to the material noncompliance with any financial reporting requirement,

–	The cash incentive compensation to be recouped was calculated on, or its realized value affected by, the financial results that were subsequently restated,

–	The cash incentive compensation would have been less valuable than what was actually awarded or paid based upon the application of the correct financial results, and

–	The pay affected by the calculation was earned or awarded within three years of the determination of the necessary restatement.
These provisions are designed to deter and prevent detrimental behavior and to protect our investors from financial misconduct. The Compensation Committee has exclusive authority to modify, interpret and enforce this provision in compliance with all regulations.
11.	This Plan was effective as of January 22, 1988, and was amended and restated as of January 1, 1996, January 1, 1999, January 1, 2001, January 1, 2003, January 1, 2005, January 1, 2008, January 2, 2010 and January 1, 2011. While, as in the past, it is contemplated that extra compensation will be awarded annually, the Compensation Committee of the Board of Directors shall have the right to modify, suspend, or terminate this Plan at any time.